UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934





                                 SR Telecom Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    78464P208
--------------------------------------------------------------------------------

                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed Rule 13d-1(b)

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-l(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 78464P208
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Courage Capital Management, LLC
        ------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE  INSTRUCTIONS)
        (a) [X] ----------------------------------------------------
        (b) [ ] ----------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY --------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION Tennessee
                                             -----------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER            1,162,400 (1)
                                             -----------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER                0
                                             -----------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER       1,162,400 (1)
                                             -----------------------
                  --------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER           0
                                             -----------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,162,400 (1)
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)     6.60%
                                                         -----------------------
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)   OO
                                                    ----------------
--------------------------------------------------------------------------------

-----------------------------
(1) 999,664 of these shares are beneficially owned by Courage Special Situations Master Fund, L.P.; 11,624 of these shares are beneficially owned by Courage Special Situations Fund-II, L.P. (Courage Investments Inc. is the general partner of both funds and Courage Capital Management, LLC is the investment manager with voting and disposition discretion for both funds); 58,120 of these shares are beneficially owned by Dryden Investments BV; and the remaining 92,992 of these shares are beneficially owned by HFR ED Special Situations Master Trust. Courage Capital Management, LLC is also the investment manager with voting and disposition discretion with respect to the Dryden and HFR shares.

CUSIP No. 78464P208
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Courage Special Situations Master Fund, L.P.
        ------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE  INSTRUCTIONS)
        (a) [X] ----------------------------------------------------
        (b) [ ] ----------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY  ------------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION  Cayman Islands
                                             -----------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER            999,664
                                             -----------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER              0
                                             -----------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER        999,664
                                             -----------------------
                  --------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER          0
                                             -----------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 999,664
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)     5.68%
                                                          ----------------------
--------------------------------------------------------------------------------

   12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)  PN
                                                  ---------
--------------------------------------------------------------------------------

CUSIP No. 78464P208
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Courage Special Situations Fund-II, L.P.
        ------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE  INSTRUCTIONS)
        (a) [X] ----------------------------------------------------
        (b) [ ] ----------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY -------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION  Delaware
                                             -----------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER             11,624
                                             -----------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER              0
                                             -----------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER         11,624
                                             -----------------------
                  --------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER           0
                                             -----------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   11,624
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)     .06 %
                                                          ----------------------
--------------------------------------------------------------------------------

   12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)     PN
                                                   -----------------
--------------------------------------------------------------------------------

CUSIP No. 78464P208
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Dryden Investments BV
        ------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE  INSTRUCTIONS)
        (a) [X] ----------------------------------------------------
        (b) [ ] ----------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY -------------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION  Netherlands, Antilles
                                             -----------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER               58,120
                                             -----------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER               0
                                             -----------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER          58,120
                                             -----------------------
                  --------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER           0
                                             -----------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  58,120
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        [   ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)      .33%
                                                         -----------------------
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)     OO
                                                    -------------
--------------------------------------------------------------------------------

CUSIP No. 78464P208
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        HFR ED Special Situations Master Trust
        ------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE  INSTRUCTIONS)
        (a) [X] ----------------------------------------------------
        (b) [ ] ----------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY  ----------------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION  Bermuda Unit Trust
                                             -----------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER             92,992
                                             -----------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER              0
                                             -----------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER        92,992
                                             -----------------------
                  --------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER          0
                                             -----------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   92,992
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       [   ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)      .53%
                                                         -----------------------
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)      00
                                                    --------------
--------------------------------------------------------------------------------

CUSIP No: 78464P208
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Courage Investments Inc.
        ------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE  INSTRUCTIONS)
        (a) [X] ----------------------------------------------------
        (b) [ ] ----------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY  -------------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION  Delaware
                                             -----------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER                0
                                             -----------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER          1,011,288 (2)
                                             -----------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER           0
                                             -----------------------
                  --------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER      1,011,288 (2)
                                             -----------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,011,288 (2)
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      [   ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)     5.74%
                                                         -----------------------
--------------------------------------------------------------------------------

   12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)   CO
                                                   ------------
--------------------------------------------------------------------------------


-----------------------------
(2) 999,664 of these shares are beneficially owned by Courage Special Situations Master Fund, L.P. and 11,624 of these shares are beneficially owned by Courage Special Situations Fund-II, L.P. Courage Investments Inc. is the general partner of both funds and Courage Capital Management, LLC is the sole investment adviser with voting and disposition discretion for both funds.

CUSIP No. 78464P208
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Richard C. Patton
        ------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE  INSTRUCTIONS)
        (a) [X] ----------------------------------------------------
        (b) [ ] ----------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY  ------------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION   Tennessee
                                             -----------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER
                                             -----------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER          1,162,400 (3)
                                             -----------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER
                                             -----------------------
                  --------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER      1,162,400 (3)
                                             -----------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 1,162,400 (3)
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       [   ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)     6.60%
                                                             --------------
--------------------------------------------------------------------------------
   12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)   IN
                                                   ----------
--------------------------------------------------------------------------------


-----------------------------
(3) 999,664 of these shares are beneficially owned by Courage Special Situations Master Fund, L.P.; 11,624 of these shares are beneficially owned by Courage Special Situations Fund-II, L.P. (Courage Investments Inc. is the general partner of both funds and Courage Capital Management, LLC is the investment manager with voting and disposition discretion for both funds); 58,120 of these shares are beneficially owned by Dryden Investments BV; and the remaining 92,992 of these shares are beneficially owned by HFR ED Special Situations Master Trust. Courage Capital Management, LLC is also the investment manager with voting and disposition discretion with respect to the Dryden and HFR shares. Richard Patton is a principal member of Courage Capital Management, LLC.

CUSIP No. 78464P208
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Donald Farris
        ------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE  INSTRUCTIONS)
        (a) [X] ----------------------------------------------------
        (b) [ ] ----------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY -----------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION   California
                                             -----------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER                 0
                                             -----------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER           1,162,400 (4)
                                             ------------------------
                  --------------------------------------------------------------
Owned by
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER             0
                                             ------------------------
                  --------------------------------------------------------------

                  8.  SHARED DISPOSITIVE POWER      1,162,400 (4)
                                             ------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,162,400 (4)
--------------------------------------------------------------------------------

   10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       [   ]
       SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)      6.60%
                                                          --------------
--------------------------------------------------------------------------------

   12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)      IN
                                                  ----------------
--------------------------------------------------------------------------------


-----------------------------
(4) 999,664 of these shares are beneficially owned by Courage Special Situations Master Fund, L.P.; 11,624 of these shares are beneficially owned by Courage Special Situations Fund-II, L.P. (Courage Investments Inc. is the general partner of both funds and Courage Capital Management, LLC is the investment manager with voting and disposition discretion for both funds); 58,120 of these shares are beneficially owned by Dryden Investments BV; and the remaining 92,992 of these shares are beneficially owned by HFR ED Special Situations Master Trust. Courage Capital Management, LLC is also the investment manager with voting and disposition discretion with respect to the Dryden and HFR shares. Donald Farris is a principal member of Courage Capital Management, LLC.

Item 1.

            (a)    Name of Issuer:

                   SR Telecom Inc.

            (b)    Address of Issuer's Principal Executive Offices:

                   8150 Trans-Canada Highway
                   St. Laurent, Quebec  H4s 1M5
                   Canada
Item 2.

            (a)    Name of Person Filing:

                   Courage Capital Management, LLC for itself, Richard Patton, Donald Farris and as registered investment adviser to:

                   Courage Special Situations Master Fund, L.P.
                   Courage Special Situations Fund-II, L.P.
                   Dryden Investments BV
                   HFR ED Special Situations Master Trust
                   Courage Investments Inc.
                           (collectively, the "Filers")

            (b)    Address of Principal Business Office or, if none, Residence:

                   Courage Special Situations Master Fund, L.P.
                   Scotiatrust, 3rd Floor
                   Scotia Center, Cardinal Avenue
                   P.O. Box 501GT
                   George Town, Grand Cayman
                   Cayman Islands

                   Dryden Investments BV
                   c/o Intimis Management Company NV
                   John B. Gorsiraweg 14
                   Curacao, Netherlands Antilles

                   HFR ED Special Situations Master Trust
                   c/o HFR Asset Management, L.L.C.
                   10 S. Riverside Plaza, Suite 1450
                   Chicago, Il. 60606

                   Courage Capital Management, LLC,
                   Richard C. Patton and Donald Farris
                   4400 Harding Road
                   Nashville, TN 37205

                   Courage Investments Inc. and Courage Special
                   Situations Fund-II, L.P.
                   1403 Foulk Road, Suite 106-D
                   Wilmington, Delaware  19803

            (c)    Citizenship:

                   For citizenship of Filers, see Section 4 of the cover sheet of each filer.

            (d)    Title of Class of Securities:

                   Common Stock

            (e)    CUSIP Number:

                   78464P208

Item 3. If This Statement is Filed Pursuant to Rule 13d-l(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

            (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o),

            (b)    [ ] Bank as  defined  in section 3(a)(6)of the Act (15 U.S.C.
                   78c).

            (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)    [X]  An investment adviser  in accordance with Rule  l3d-1(b)
                   (1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Rule l3d-1(b)(l)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Rule l3d-l(b)(1)(ii)(G);

            (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.      Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned  1,162,400 (5)
                                          --------------

            (b) Percent of class:    6.60%
                                  ------------

            (c) Number of shares as to which the person has:

                (i) Sole power to vote or to direct the vote:  0
                                                             ------

                (ii)Shared power to vote or to direct the vote: 1,162,400 (5)
                                                                -------------

                (iii) Sole power to dispose or to direct the disposition of: 0
                                                                            ----

                (iv) Shared power to dispose or to direct the  disposition of:
                     1,162,400 (5)
                     -------------

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

(5) 999,664 of these shares are beneficially owned by Courage Special Situations Master Fund, L.P.; 11,624 of these shares are beneficially owned by Courage Special Situations Fund-II, L.P of which Courage Investments Inc. is the general partner and Courage Capital Management, LLC is the investment manager with voting and disposition discretion and 58,120 of these shares are beneficially owned by Dryden Investments BV and the remaining 92,992 of these shares are beneficially owned by HFR ED Special Situations Master Trust. Courage Capital Management, LLC is the investment manager with voting and disposition discretion with respect to the Dryden and HFR shares. Richard Patton and Donald Farris are principal members of Courage Capital Management, LLC.

Item  5.       Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Not applicable.

Instruction       Dissolution of a group requires a response to this item

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

If a parent  holding  company  has filed this  schedule,  pursuant to Rule 13d-l
(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-l(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not applicable.

Item 8.     Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to Rule 13d-l(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-l(c) or Rule 13d-l(d), attach an exhibit stating the identity of each member of the group.

Not applicable.


Item 9.     Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Not applicable.

Item 10.    Certification.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 11, 2005
                                                  -----------------
                                                  Date



                                                  COURAGE CAPITAL
                                                  MANAGEMENT, LLC, as Investment
                                                  Adviser


                                                  By: /s/ Richard C. Patton
                                                     ---------------------------

                                                  Title: Chief Manager
                                                        ------------------------